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                                                                      Exhibit 11

                        PERITUS SOFTWARE SERVICES, INC.
            STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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                                                            THREE MONTHS ENDED JUNE 30,   SIX MONTHS ENDED JUNE 30,
                                                            ---------------------------   -------------------------
                                                               1998             1997           1998           1997
                                                            ----------       ----------     ----------     ----------
Net income (loss), as reported                               $  (979)         $   438          (3,545)          844

Preferred stock preference items:
  Accrual of cumulative dividends on Series A and Series B
    redeemable convertible preferred stock                         -             (444)              -          (677)
  Accretion to redemption of redeemable common stock rights        -              (31)              -           (57)
                                                            ----------       ----------     ----------     ----------
Total preferred stock preference items                             -             (475)              -          (734)
                                                            ----------       ----------     ----------     ----------
Net income (loss) attributable to common stockholders        $  (979)         $   (37)       $ (3,545)      $   110
                                                            ----------       ----------     ----------     ----------
Weighted average shares outstanding - Basic                   16,179            6,000          16,082         5,944
  Adjustments thereto:
    Shares attributable to common stock equivalents                -            2,587               -         2,587
                                                            ----------       ----------     ----------     ----------
Weighted average shares outstanding - Diluted                 16,179            8,587          16,082         8,531
                                                            ==========       ==========     ==========     ==========
Net income (loss) per share
  Basic                                                      $ (0.06)         $ (0.01)       $  (0.22)      $  0.02
                                                            ==========       ==========     ==========     ==========
  Diluted                                                    $ (0.06)         $ (0.01)       $  (0.22)      $  0.01
                                                            ==========       ==========     ==========     ==========

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